Exhibit 99.1

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FOR IMMEDIATE RELEASE:                            CONTACT: Andrea J. Keller
October 13, 1998                                           Frederick Brewing Co.
                                                           301-694-7899 x120


                           FBC BRINGS HOME THE SILVER
Mid-Atlantic's Largest Craft Brewer Wins Two Medals at Prestigious Beer Festival

FREDERICK, MD -- Frederick Brewing Co. (NASDAQ: BLUE) announced today it is the proud recipient of two medals at the 17th Annual Great American Beer Festival(TM) (GABF) -- the nation's largest and most prestigious beer festival.

"We're very proud of what our brewers have accomplished," said FBC President and COO Marjorie McGinnis. "Blue Ridge(R) Subliminator Dopplebock(TM) and Brimstone(TM) Stone Beer are two of our most complex beers. They've done a terrific job."

A previous GABF winner, Blue Ridge(R) Subliminator Dopplebock(TM) won a silver medal in the bock category. Lagered for nearly three months, Subliminator(TM) is brewed with more than 90 pounds of grain per barrel of Pacific Northwest hops, yeast and water.

Brimstone Brewing Co.'s innovative Stone Beer won a bronze medal in the experimental beer category. A resurrection of an early brewing technique used in the days before copper kettles, Brimstone(TM) Stone Beer is brewed with hot stones. The intense heat from the rocks caramelizes the wort sugars, which later release toffee-like flavors into the beer.

Founded in 1993 with the Blue Ridge(R) beers, Frederick Brewing Co. completed a successful initial public offering (IPO) in 1996. In March 1997, the Company moved from a converted warehouse to a purpose-built, 57,000 square foot facility. In December 1997, Frederick Brewing Co. merged with two other Maryland microbreweries, Wild Goose Brewery, Inc. of Cambridge, MD and Brimstone Brewing Co. of Baltimore, MD, creating the largest craft brewery in the Mid-Atlantic region. Frederick Brewing Co. beers are sold in 33 states, the District of Columbia and several international markets.

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